UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 24, 2021
GCM Grosvenor Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39716	85-2226287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Michigan Avenue Suite 1100 Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)
(312) 506-6500
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on
Class A common stock, par value $0.0001 per share	GCMG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	GCMGW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On February 24, 2021 (the “Effective Date”), Grosvenor Capital Management Holdings, LLLP (the “Borrower”), Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, LLC, GCM Grosvenor Holdings, LLC, GCM, L.L.C, the guarantors and GP entities (as defined therein) party thereto, the lenders party thereto, Goldman Sachs Bank USA (the “Predecessor Agent”) and Morgan Stanley Senior Funding, Inc. (the “Successor Agent”) entered into a fifth amendment (the “Amendment”) to the Borrower’s credit agreement, dated as of January 2, 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”).
Among other things, the Amendment amends and extends the tenors of the Borrower’s (i) secured term loan facility (the “Term Loan Facility”) from March 29, 2025 to February 24, 2028 and (ii) secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) from March 29, 2023 to February 24, 2026. In addition, the Successor Agent replaced the Predecessor Agent as administrative agent, collateral agent and swing line lender under the Credit Agreement in connection with the Amendment.
The interest rates with respect to the Facilities are based on, at the Borrower’s option, adjusted LIBOR or an alternative base rate, plus, in the case of the Term Loan Facility, 2.50% for LIBOR-based term loans and 1.50% for base rate-based term loans, and, in the case of the Revolving Facility, an applicable margin tied to the Borrower’s then applicable first lien secured leverage ratio, which ranges from 2.25% to 2.50% for LIBOR-based revolving credit loans and 1.25% to 1.50% for base rate-based revolving credit loans. To the extent the LIBOR rate for any LIBOR-based term loans would be less than 0.50%, then the applicable LIBOR rate for the applicable LIBOR-based term loans shall instead be subject to a 0.50% floor.
The Credit Agreement requires the Borrower to repay 1.0% of the original aggregate principal amount of the term loans per annum in equal quarterly amounts, with the remaining balance due at maturity. The Credit Agreement also contains certain covenants that, among other things (and subject to certain exceptions), restrict the ability of the Borrower and its restricted subsidiaries to create liens, make investments and acquisition, incur or guarantee additional indebtedness, enter into mergers or consolidations and other fundamental changes, conduct sales and other dispositions of property or assets and pay dividends or make other payments in respect of capital stock. In addition, the Credit Agreement contains a “springing” financial covenant that requires the Borrower to maintain a first lien secured leverage ratio below 3.75:1.00 as of the last day of any four fiscal quarter period on which the aggregate amount of revolving credit loans and letters of credit outstanding and/or issued exceeds 40.0% of the aggregate amount of revolving credit commitments under the Revolving Facility.
Concurrently with the effectiveness of the Amendment, the Borrower made a voluntary prepayment of existing term loans in an aggregate principal amount of $50.3 million. After giving effect to the Amendment, the Borrower has $290.0 million in outstanding principal amount of term loans under the Term Loan Facility, and $0 drawn on its $50.0 million Revolving Facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCM Grosvenor Inc.
Date: March 1, 2021	By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Chief Executive Officer
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